UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3) *

                               Stage Stores, Inc.
                                (Name of Issuer)

                Shares of Common stock, par value $.01 per share
                         (Title of Class of Securities)

                                    85254C305
                                 (CUSIP Number)

                                November 25, 2002
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 2 of 8 Pages
-------------------                                            -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Charles H. Witmer
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    9,000
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     937,660
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       9,000
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    937,660
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   963,860
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   4.98%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 3 of 8 Pages
-------------------                                            -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Meryl B. Witmer
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    17,200
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     937,660
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       17,200
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    937,660
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   963,860
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   4.98%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 4 of 8 Pages
-------------------                                            -----------------

ITEM 1. NAME OF ISSUER

     (a)  Name of Issuer:

          Stage Stores, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          1201 Main Street
          Houston, Texas 77025

ITEM 2. NAME OF PERSON FILING

     (a)  Name:

          Charles H. Witmer
          Meryl B. Witmer

     (b)  Address of Principal Business Office:

          237 Park Avenue, Suite 800
          New York, New York 10017

     (c)  Citizenship:

          Charles H. Witmer and Meryl B. Witmer are United States citizens.

     (d)  Title of Class of Securities:

          Shares of Common stock, par value $.01 per share

     (e)  CUSIP Number:

          85254C305

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. 240.13D-1(B) OR
        SS. 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or dealer registered under Section 15 of the Act.
     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act.
     (c)  [ ]  Insurance company as defined in section 3(a)(19) of the Act.
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.
     (e) [ ] An investment adviser in accordance with ss. 240.13(d)-1(b)(1)(ii)(E).
     (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).
     (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(ii)(G)

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 5 of 8 Pages
-------------------                                            -----------------

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
     (j)  [ ]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

     (a)  Amount Beneficially Owned:

          Charles H. Witmer 963,860 shares
          Meryl B. Witmer 963,860 shares

     (b)  Percent of Class:

          Charles H. Witmer 4.98%
          Meryl B. Witmer 4.98%

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote of to direct the vote:

                Charles H. Witmer 9,000 shares
                Meryl B. Witmer 17,200 shares

          (ii)  shared power to vote or to direct the vote:

                Charles H. Witmer 937,660 shares
                Meryl B. Witmer 937,660 shares

          (iii) sole power to dispose or to direct the disposition of.

                Charles H. Witmer 9,000 shares
                Meryl B. Witmer 17,200 shares

          (iv) shared power to dispose or to direct the disposition of:

                Charles H. Witmer 937,660 shares
                Meryl B. Witmer 937,660 shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 6 of 8 Pages
-------------------                                            -----------------

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP

     Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not Applicable

ITEM 10. CERTIFICATION

     The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(c):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

     EXHIBIT 1 Joint Filing Agreement dated December 2, 2002 between Charles H. Witmer and Meryl B. Witmer.

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 7 of 8 Pages
-------------------                                            -----------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 2, 2002                 /s/ Charles H. Witmer *
                                        ----------------------------------------
                                        Charles H. Witmer


Dated: December 2, 2002                 /s/ Meryl B. Witmer *
                                        ----------------------------------------
                                        Meryl B. Witmer


* The reporting persons hereby disclaim beneficial ownership over the shares reported on this 13G to the extent of their pecuniary interest therein.

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 8 of 8 Pages
-------------------                                            -----------------

EXHIBIT 1
                             JOINT FILING STATEMENT

                     STATEMENT PURSUANT TO RULE 13D-1(K)(1)


     The undersigned hereby consent and agree to file a joint statement on
Schedule 13G Amendment No. 3 under the Securities Exchange Act of 1934, as amended, with respect to shares of common stock of Stage Stores, Inc. beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.


Dated: December 2, 2002                 /s/ Charles H. Witmer
                                        ----------------------------------------
                                        Charles H. Witmer


Dated: December 2, 2002                 /s/ Meryl B. Witmer
                                        ----------------------------------------
                                        Meryl B. Witmer